UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 4, 2007

LIBERTY PROPERTY TRUST
LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland	1-13130	23-7768996
Pennsylvania	1-13132	23-2766549
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway
Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:	(610) 648-1700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 2.06. Material Impairments.
SIGNATURES

Item 2.06.      Material Impairments.
This filing amends the Current Report on Form 8-K filed by the Registrants on October 11, 2007 (the “October 11 8-K”).
In the October 11 8-K, the Registrants stated that on October 4, 2007, they contributed to a joint venture all of the real estate property assets, and certain liabilities, that they had acquired from Republic Property Trust and its subsidiaries (collectively, “Republic”) in merger transactions also consummated on that date. The Registrants disclosed in the October 11 8-K that they had concluded that they would recognize a one-time impairment charge to net income based on the difference between the aggregate value of the real estate property assets and liabilities being contributed to the joint venture, on the one hand, and the value of the operating platform acquired from Republic in the mergers, which in addition to the real estate property assets of Republic also included other assets including an option to purchase certain real property located in Washington, D.C., cash, accounts payable, accounts receivable and furniture and fixtures, on the other hand.
At that time, the Registrants were unable to make a final determination of the estimated range related to the impairment charge, and indicated that they would provide this information when they were able to make a determination of such estimate or range of estimates and would file one or more amendments to the October 11 8-K, or include such disclosures in a future Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as details of the impairment charges were refined and estimates of the related costs and charges finalized.
The Registrants have now determined an estimate of the amount of the one-time impairment charge to net income. The charge will be in the range of $20 million to $25 million. The Registrants expect to reflect the charge in the fourth quarter of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST
By:	/s/ George J. Alburger, Jr.
George J. Alburger, Jr.
Chief Financial Officer

LIBERTY PROPERTY LIMITED PARTNERSHIP
By:	Liberty Property Trust, its sole General Partner
By:	/s/ George J. Alburger, Jr.
George J. Alburger, Jr.
Chief Financial Officer

Dated: October 23, 2007
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